UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 31, 2006

Electroglas, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-21626	77-0336101
(Commission File Number)	(I.R.S. Employer Identification No.)

5729 Fontanoso Way, San Jose, California 95138
(Address of Principal Executive Offices) (Zip Code)

(408) 528-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.  Entry into a Material Definitive Agreement.

Electroglas, Inc., a Delaware corporation (the “Company”), entered into an Amended and Restated Change of Control Agreement (the “Agreement”), effective March 31, 2006, with Thomas E. Brunton, the Company’s Chief Financial Officer.

Pursuant to the terms of the Agreement, if during the twelve month period following the closing of a Change of Control (as defined in the Agreement), (i) the Company terminates Mr. Brunton other than for Cause (as defined in the Agreement) or (ii) if Mr. Brunton terminates his employment with the Company for Good Reason (as defined in the Agreement), the Company would be obligated to, among other things, (1) pay Mr. Brunton’s base salary in effect at the time of such termination for a period of twenty-four months after such termination, (2) pay certain bonus payments to Mr. Brunton of up to an aggregate amount of three times Mr. Brunton’s annual bonus, payable over a period of twenty-four months after such termination, (3) provide continuing medical and dental benefits (or reimburse Mr. Brunton for COBRA payments related to the continuation of such medical and dental benefits) for twenty-four months after such termination, (4) pay Mr. Brunton’s life insurance premiums and car allowance, if applicable, for a period of twenty-four months after such termination, and (5) under certain circumstances, as set forth in the Agreement, accelerate the vesting of any unvested stock options, performance shares or units, or restricted shares or units of Mr. Brunton.  Pursuant to the Agreement, Mr. Brunton has agreed to release the Company and its agents from any and all claims upon a termination following a Change of Control for which Mr. Brunton would be entitled to the payments and benefits described in this paragraph.

The foregoing description does not purport to be complete and is qualified in its entirety by the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Change of Control Agreement, effective March 31, 2006, by and between Electroglas, Inc. and Thomas E. Brunton.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized officer.

Electroglas, Inc.

Date: March 31, 2006	By:	/s/ Thomas E. Brunton

Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amended and Restated Change of Control Agreement, effective March 31, 2006, by and between Electroglas, Inc. and Thomas E. Brunton.